Exhibit 10.1

STARENT NETWORKS, CORP.

Restricted Stock Unit Agreement

Granted under 2007 Stock Incentive Plan

This Restricted Stock Unit Agreement (this “Agreement”) is made as of [                    ], 20[    ] between Starent Networks, Corp., a Delaware corporation (the “Company”), and [                    ] (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Grant of Restricted Stock Units.

This Agreement evidences the grant by the Company on [                    ], 20[    ], (the “Grant Date”) to the Participant of [                    ] restricted stock units of the Company (individually, an “RSU” and collectively, the “RSUs”). Each RSU represents the right to receive one share of the common stock, $0.001 par value per share, of the Company (“Common Stock”) as provided in this Agreement. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.” The Participant agrees that the Shares shall be subject to (without limitation) the forfeiture provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.	Vesting; Forfeiture.

(a) This award shall vest as to 25% of the original number of RSUs on the first anniversary of the Grant Date and as to an additional 25% of the original number of RSUs on each succeeding anniversary of the Grant Date until the fourth anniversary of the Grant Date.

(b) If the Participant ceases to be employed by the Company before the RSUs vest, the RSUs shall be immediately forfeited to the Company. For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.

3.	Distribution of Shares.

(a) The Company will distribute to the Participant (or to the Participant’s estate in the event that his or her death occurs after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after each vesting date (each such date of distribution is hereinafter referred to as a “Settlement Date”), the Shares of Common Stock represented by RSUs that vested on such vesting date.

(b) The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

5.	Dividend and Other Shareholder Rights.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

6.	Provisions of the Plan; Reorganization Event.

(a) This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

(b) Upon the occurrence of a Reorganization Event (as defined in the Plan), the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the RSUs were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the RSUs under this Agreement. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the RSUs is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.

7.	Withholding Taxes; No Section 83(b) Election.

(a) No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant satisfies any federal, state or local withholding tax obligation required by law to be withheld in respect of this award. The Participant acknowledges and agrees that to satisfy any such tax obligation, the Company shall sell, or arrange for the sale of, such number of the Shares to be distributed upon the Settlement Date as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the lapse of the forfeiture provisions (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations. The Participant hereby appoints the President and the Secretary of the Company, and each of them acting singly, his or her attorney in fact, to sell the Participant’s Shares in accordance with this Section 7. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Section 7. The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured these terms and conditions to constitute a “binding contract” relating to the sale of Common Stock pursuant to this Section 7, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

(b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this award.

8.	Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by continuing service at the will of the Company (not through the act of being hired or purchasing shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b) Assignment. The Company shall have the right to assign this Agreement, or any portions thereof, including its rights with respect to the forfeiture of the RSUs pursuant to Section 2 above, to any person or persons.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(f) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(f).

(g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(i) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(j) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(k) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

(l) Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.